UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K
____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

____________________

Date of Report (Date of earliest event reported): April 6, 2017
____________________

OCLARO, INC.
(Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other jurisdiction of incorporation or organization)	000-30684 (Commission file number)	20-1303994 (I.R.S. Employer Identification Number)
225 Charcot Avenue, San Jose, California 95131 (Address of principal executive offices, zip code)
(408) 383-1400 (Registrant’s telephone number, including area code)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On April 6, 2017, Jim Haynes, Chief Operating Officer of Oclaro, Inc. (the “Company”), notified the Company that he will retire on March 31, 2018. Effective April 10, 2017, Mr. Haynes and the Company have agreed that he will serve as the Company’s Executive Vice President.

(c) On April 10, 2017, in connection with Mr. Haynes’ decision to retire from the Company, Craig S. Cocchi joined Oclaro, Inc. (the “Company”) as its Chief Operating Officer. Prior to joining the Company, Mr. Cocchi, 52, served from June 2016 to March 2017 as the Executive Vice President, Operations of Fabrinet. From May 2009 to February 2016 he served as Senior Vice President, Operations of Lumentum (formerly JDSU Corporation), from October 2008 as its Vice President and General Manager, Commercial Lasers and from January 2008 to October 2008 as its Vice President, Operations, Commercial Lasers. Prior to Lumentum, Mr. Cocchi served in a variety of operations roles at SAE Magnetics and Read-Rite Corporation. Mr. Cocchi holds B.S. degrees in Electrical Engineering and Sociology from the University of California, San Diego.

Mr. Cocchi will receive a base salary of $350,000 per year for his service as Executive Vice President, Global Operations and he will be eligible for annual bonuses, to be paid semi-annually, based upon achievement of individual and/or company performance goals. At full achievement of such goals, the total annual target bonus will be equal to 60% of his base salary. The Company expects to grant to Mr. Cocchi an award of 130,000 restricted stock units. The restricted stock units award is expected to vest as follows: 25% of the units will vest on the first anniversary of the grant date and, with respect to the remaining units, 6.25% of the units will vest on each February 10th, May 10th, August 10th and November 10th after the initial vesting date over the following three years of continuous service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.
Date: April 10, 2017	By:	/s/ David L. Teichmann
David L. Teichmann
Executive Vice President, General Counsel and Corporate Secretary